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                                                                 EXHIBIT (10)(b)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-63904 of Merrill Lynch Life Variable Annuity Separate Account A Form N-4 of our reports on (i) Merrill Lynch Life Insurance Company dated February 25, 2002, and (ii) Merrill Lynch Life Variable Annuity Separate Account A dated March 1, 2002, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP


New York, New York

April 22, 2002